Exhibit 5.1

Porto Alegre, December 29, 2010

Gerdau Trade II Inc.

Avenida Farrapos, 1811

Porto Alegre, RS, Brazil

Gerdau S.A.

Avenida Farrapos, 1811

Porto Alegre, RS, Brazil

Ladies and Gentlemen:

I have acted as Brazilian counsel for Gerdau S.A. (“Gerdau”), a corporation organized and existing under the laws of Brazil, and for Gerdau Trade II Inc. (“Gerdau Trade II”), an exempted company incorporated with limited liability under the laws of the Cayman Islands, in connection with the preparation and filing by Gerdau and Gerdau Trade II under the United States Securities Act of 1933 (the “Securities Act”), as amended, of a registration statement on Form F-3 (the “Registration Statement”) with the United States Securities and Exchange Commission (the “SEC”) relating to (i) debt securities, in one or more series, of Gerdau (the “Gerdau Securities”), (ii) Preferred Shares (which may be in the form of American Depositary Shares) of Gerdau, and (iii) debt securities, in one or more series, of Gerdau Trade II guaranteed by Gerdau (the “Gerdau Trade II Securities” and, together with the Gerdau Securities, the “Securities”). The Securities are to be issued from time to time on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, at offering prices to be determined from time to time. All capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Registration Statement.

1.     In rendering the opinions set forth below, I have examined copies of the documents listed below:

(i)            the Registration Statement;

(ii)           the bylaws of Gerdau as approved by its shareholders meetings held on May 30, 2008 and April 30, 2009;

(iii)          the minutes of the General Shareholders’ Meeting of Gerdau dated April 28, 2010, which, among other matters, recorded the shareholders’ approval of the election of the current members of Gerdau’s Board of Directors;

(iv)          the minutes of the meeting of the Board of Directors dated May 5, 2010 at which the current officers of Gerdau were appointed;

(v)           the form of an indenture (the “Gerdau Indenture”) to be entered into between Gerdau and The Bank of New York Mellon, as trustee, attached as an exhibit to the Registration Statement; and

(vi)          the form of an indenture (the “Gerdau Trade II Indenture”) to be entered into among Gerdau Trade II, Gerdau and The Bank of New York Mellon, pursuant to which Gerdau will unconditionally guarantee all of Gerdau Trade II’s obligations under the Gerdau Trade II Securities (the “Guarantees”), attached as an exhibit to the Registration Statement.

The Gerdau Indenture and the Gerdau Trade II Indenture are collectively referred to herein as the “Indentures.”

2.     I have also examined the records, agreements, instruments and documents and made such investigations of law as I have deemed relevant or necessary as the basis for the opinions hereinafter expressed. I have also assumed that:

(i)            no provision of each of the Indentures and of the Securities conflicts with the laws of any jurisdiction (other than Brazil); and

(ii)           at the time of the execution and delivery of the Indentures and of the Securities, they will have been duly authorized pursuant to applicable law (other than Brazilian law).

3.     I have also assumed, without any independent investigation or verification of any kind, the validity, legality, binding effect and enforceability of the Indentures and of the Securities under the laws of the States of New York and Cayman Islands.

4.     I have further assumed that (i) the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective; (ii) a prospectus supplement will have been prepared and filed with the SEC describing the Securities offered thereby; (iii) all Securities will be issued and sold in compliance with all applicable laws and in the manner stated in the Registration Statement and the appropriate prospectus supplement; and (iv) a definitive underwriting or similar agreement with respect to any Securities offered will have been duly authorized and validly executed and delivered by Gerdau and/or Gerdau Trade II and the other parties thereto. Furthermore, I have assumed (i) the due organization and valid existence of all parties (other than Gerdau) to the Indentures under the laws of the countries of their respective incorporation; (ii) the Indentures and the Securities will have been duly authorized and validly executed and delivered by the parties thereto (other than Gerdau); and (iii) that the performance thereof is within the capacity and powers of the parties thereto (other than Gerdau).

5.     Based upon the foregoing and subject to the qualifications set forth herein, I am of the opinion that, in connection with the issue, offer and sale of the Gerdau Securities and the Guarantees and the performance of Gerdau’s obligations thereunder, when (i) all necessary corporate actions have been taken by Gerdau to approve the issuance and terms of the Gerdau Securities and the Guarantees, and the terms of the offering and related documents and matters, and (ii) the Indentures and the Guarantees have been duly executed, authenticated, issued and delivered in accordance with their respective provisions and in accordance with the applicable definitive underwriting agreement upon payment of the consideration therefor provided for therein, the Gerdau Securities and the Guarantees will be duly authorized, executed and delivered and will be a valid and binding obligation of Gerdau.

6.     The foregoing opinions are subject to the following qualifications:

(i)            To ensure the enforceability or the admissibility in evidence of the Indentures and any other document required by any Brazilian court to be furnished: (a) the signatures of the parties thereto signing outside Brazil must be notarized; (b) the signature of the notary must be certified by a consular official of Brazil having jurisdiction to provide for such action; (c) the Indentures and any other documents or instruments prepared in a language other than Portuguese (whether signed abroad or not) must be translated into Portuguese by a sworn translator and registered with the appropriate Registry of Deeds and Documents (for which translation and registration certain fees would apply), which may be done immediately prior to any such enforcement or presentation;

(ii)           A final conclusive judicial decision for the payment of money rendered by any Federal or State Court in the City, County and State of New York in respect of the Indentures or of the Securities should be recognized in the courts of Brazil, and such courts would enforce such judicial decision without retrial or re-examination of the merits of the original decision only if such judicial decision has been previously ratified by the Superior Court of Justice (Superior Tribunal de Justiça); which ratification is available only if: (1) the judicial decision fulfills all formalities required for its enforceability under the laws of the State of New York, (2) the judicial decision was issued by a competent court after proper service of process on the parties, which service of process must comply with Brazilian law or, after sufficient evidence of the parties’ absence has been given, as established pursuant to applicable law, (3) the judicial decision is not subject to appeal, (4) the judicial decision was authenticated by a Brazilian consulate in the State of New York, (5) the judicial decision was translated by a sworn translator registered in Brazil and (6) the judicial decision is not contrary to Brazilian national sovereignty, public policy or good morals;

(iii)          Pursuant to the regulations of the Brazilian Central Bank relating to foreign exchange and capital, individuals and legal entities may enter into transactions for the purchase and sale of foreign currency, without limitation on amount, with due regard for the terms and conditions of the regulation and the validity of the specific transaction, based on the economic grounds and liabilities defined in the respective document. In accordance therewith, Gerdau may remit funds in foreign currency to cover financial obligations assumed by offshore subsidiaries;

(iv)          Any amounts to be paid under the Guarantees in excess of the amounts provided for in the Securities or the Indentures, if any, will depend on the analysis of the legality and economic grounds by the Brazilian commercial bank chosen to implement the relevant foreign exchange control transactions or, as the case may be, pursuant to a special authorization to be obtained from the Central Bank of Brazil, which authorization will be granted at the Central Bank’s sole discretion;

(v)           Certain payments in U.S. Dollars by Gerdau in connection with the Indentures or the Securities may be subject to Gerdau obtaining the applicable authorization of the Central Bank of Brazil for remittance thereof;

(vi)          The enforceability of the Indentures and of the Securities is limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization or other similar laws relating to or limiting creditors’ rights generally or by general equitable principles; and

(vii)         In case of bankruptcy, all credits denominated in foreign currency shall be converted into local currency at the exchange rate prevailing on the date of the issuance of the decision declaring the bankruptcy, and the amount so determined shall be the amount so considered for any payments to creditors in the bankruptcy.

7.     I express no opinion as to any agreement, instrument or other document other than as specified in this letter.

8.     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me in the prospectus constituting part of the Registration Statement and in any prospectus supplements related thereto under the caption “Validity of the Securities” as General Counsel of Gerdau.

9.     I am qualified to practice law in Brazil only, and I do not express any opinion in respect of any laws of any other jurisdiction. This opinion is based upon and limited in all respects to the law applicable in Brazil as presently published, existing and in force.

10.   I expressly disclaim any responsibility to advise you or any other person who is permitted to rely on the opinions expressed herein as specified above of any development or circumstance of any kind including any change of law or fact that may occur after the date of this letter even though such development, circumstance or change may affect the legal analysis, a legal conclusion or any other matter set forth in or relating to this letter. Accordingly, any person relying on this letter at any time should seek advice of its counsel as to the proper application of this letter at such time. This opinion may be relied upon, as of the date rendered, only by you and no other person may rely upon this opinion without our prior written consent.

Very truly yours,

/s/ Expedito Luz
Expedito Luz
General Counsel of Gerdau